Exhibit 99.1

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Heather Wietzel

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Perceptron Completes Acquisition of Coord3, an Italy-based CMM Designer and Manufacturer

Plymouth, MI, February 27, 2015 -- Perceptron Inc. (NASDAQ: PRCP), announced that it has completed the acquisition of the coordinate measuring machine (CMM) business of Coord3 Industries s.r.l.

Coord3® is a leading, innovative supplier of a full range of CMMs with a growing global customer base, and one of only two companies in the world that design and manufacture large gantry-style CMMs used to measure very large equipment such as aircraft wings, complete car bodies and railcar frames. By combining the full range of Coord3’s CMMs with Perceptron’s laser scanners and easy-to-use TouchDMIS™ CMM operating software, Perceptron moves into a market leadership position, able to offer price-competitive, fully integrated scanning CMM solutions worldwide.

At the closing on February 27, 2015, Perceptron acquired the business of Coord3, in accordance with the previously announced terms.

Angelo Muscarella, the managing director of Perceptron’s Coord3 CMM business, noted, “This is a very significant step forward for Coord3 as we will now have the resources and reach to offer our market-leading CMMs to a much wider customer base. This is also an exciting time for me, and all Coord3 employees, as we become part of the Perceptron team and have the opportunity to continue building the Coord3 business and brand name into a recognized global tier 1 CMM provider.”

Jeffrey M. Armstrong, chief executive officer of Perceptron, noted, “The acquisition of Coord3 significantly expands our offerings in the industrial metrology market and further builds our strategy to offer market-leading, fully integrated metrology solutions to customers worldwide. Coord3 has an excellent reputation in the market and we will support their continued strong growth through development of a full line of scanning CMMs, access to our extensive automotive customer base, and support through our global offices.”

About Perceptron

Perceptron supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning.  Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs.  More than 900 systems and 12,000 Perceptron measuring sensors are in active daily use worldwide.

Headquartered in Plymouth, Michigan, Perceptron has approximately 360 employees worldwide, with operations in the Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Spain and the UK.   For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation relating to the Coord3 acquisition.  When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates," "prospects" or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, any difficulties in integrating the business of Coord3 into the Company’s operations, the possibility that anticipated benefits of the acquisition of the business of Coord3 may not materialize as expected, and the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in "Item 1A - Risk Factors" of the Company's Annual Report on Form 10-K for fiscal 2014 and Quarterly Report on Form 10-Q for the second quarter of fiscal 2015. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.  A significant portion of the Company's projected revenues and net income depends upon the Company's ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company's revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company's reported net sales, operating profits and net income are affected by changes in currency exchange rates. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company's expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company's expectations.

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